Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule
14A
(Form Type)
Retail Opportunity Investments Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$2,438,464,787.50 (1)(2)(3)	0.00015310	$373,328.96 (4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$2,438,464,787.50
Total Fees Due for Filing			$373,328.96
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$373,328.96

(1)	Title of each class of securities to which transaction applies: Retail Opportunity Investments Corp. common stock, par value $0.0001 per share (“ROIC Common Stock”).

(2)
Aggregate number of securities to which transaction applies: As of December 23, 2024, the maximum
number of shares of ROIC Common Stock to which this transaction applies is estimated to be 139,340,845, which consists of (a) 127,837,930 issued and outstanding shares of ROIC Common Stock, excluding shares underlying outstanding restricted
stock awards, entitled to receive the per share price of $17.50; (b) 6,192,601 shares of ROIC Common Stock underlying issued and outstanding OP Units (as defined in the Second Amended and Restated Agreement of Limited Partnership of Retail Opportunity Investments Partnership, LP, as amended (the “LPA Agreement”)) entitled to receive the per share price of $17.50; (c) 1,072,988 shares of ROIC Common Stock underlying OP Units subject to issuance upon conversion of 1,072,988 LTIP Units (as defined in the LPA Agreement) entitled to receive the per share price of $17.50; (d) 1,469,718 shares of ROIC Common Stock underlying outstanding restricted stock awards entitled to receive the per share price of $17.50; and (e) 2,767,608 shares of ROIC Common Stock reserved for issuance (pursuant to the 2009 Equity Incentive Plan, as amended and restated from time to time) entitled to receive the per share price of $17.50.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11:
Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 127,837,930 issued and outstanding shares of ROIC Common Stock and the per share price of $17.50; (b) the product of 6,192,601 shares of ROIC Common Stock underlying issued and outstanding OP Units and the per share price of $17.50; (c) the product of 1,072,988 shares of ROIC Common Stock underlying OP Units subject to issuance upon conversion of 1,072,988 LTIP Units and the per share price of $17.50; (d) the product of 1,469,718 shares of ROIC Common Stock underlying outstanding restricted stock awards and the per share price of $17.50; and (e) the product of 2,767,608 shares of ROIC Common Stock reserved for issuance (pursuant to the 2009 Equity Incentive Plan, as amended and restated from time to time) and the per share price of $17.50.

(4)
In accordance with Section 14(g) of the Securities
Exchange
Act of 1934, as amended, and Exchange Act Rule
0-11,
the filing fee was determined by multiplying the sum calculated in note (3) above by 0.00015310.